Exhibit 99.1

 International Shipholding Corporation Reports Fourth Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--Jan. 27, 2005--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and twelve month periods ended December 31, 2004. Net income for the three months ended December 31, 2004 was $7.840 million as compared to net income of $1.651 million for the three months ended December 31, 2003. For the full year 2004, net income was $12.785 million as compared to net income of $5.491 million for the same period of 2003.
    The fourth quarter and full year results for 2004 include an addition to net income in the amount of $7.728 million reflecting a reduction in the Company's net deferred tax provision brought about by the enactment of the Jobs Creation Act during the fourth quarter of 2004. Passage of this new tax act, and our fourth quarter 2004 election for our qualified domestic operations to be taxed under the Tonnage Tax provision of the new law, rendered net deferred tax provisions booked in prior years unnecessary.
    Under previous United States tax law, U.S. companies like us and their domestic subsidiaries generally have been taxed on all income, including in our case income from shipping operations, whether derived in the United States or abroad. With respect to any foreign subsidiary in which we hold more than a 50 percent interest (referred to in the tax laws as a controlled foreign corporation, or "CFC"), we are treated as having received a current taxable distribution of our pro rata share of income derived from foreign shipping operations.
    The Jobs Creation Act, which becomes effective for our company on January 1, 2005, will change the United States tax treatment of our U.S. flag vessels in foreign operations and foreign flag shipping operations.
    During December 2004, we made an election under the Jobs Creation Act to have our U.S. flag operations (other than those of two ineligible vessels used exclusively in United States coastwise commerce) taxed under a new "tonnage tax" regime rather than under the usual U.S. corporate income tax regime. As a result of that election, going forward our gross income for United States income tax purposes with respect to our eligible U.S. flag vessels will not include (1) income from qualifying shipping activities in U.S. foreign trade (i.e., transportation between the U.S. and foreign ports or between foreign ports), (2) income from cash, bank deposits and other temporary investments that are reasonably necessary to meet the working capital requirements of our qualifying shipping activities, and (3) income from cash or other intangible assets accumulated pursuant to a plan to purchase qualifying shipping assets.
    Under the tonnage tax regime, our taxable income with respect to the operations of our eligible U.S. flag vessels will be based on a "daily notional taxable income," which will be taxed at the highest corporate income tax rate.
    Under the Jobs Creation Act, the taxable income from the shipping operations of our CFCs will generally no longer be subject to current United States income tax but will be deferred until repatriated.
    Operationally, in spite of higher fuel costs and weather delays, the combined results for our LASH liner services showed improvement during the fourth quarter and full year 2004 primarily as a result of improved cargo volumes after the 2003 periods were impacted by steel tariffs in our TransAtlantic service.
    Results for our time charter vessels were down in the fourth quarter and full year 2004 as compared to 2003 as a result of 64 and 143 more out of service days respectively for regularly scheduled drydockings in the fourth quarter and full year 2004 as compared to 2003. Additionally, our Pure Car Carriers experienced lower results in the fourth quarter and full year 2004 as a result of carrying less supplemental cargoes which are in addition to the time charter agreements.
    Results for our Mexican Rail/Ferry Service were down for the full year 2004 as compared to 2003 as a result of higher than anticipated operating costs primarily due to machinery deficiencies, weather delays due to hurricanes and higher fuel costs.
    The full year 2004 results from our investments in a fleet of cement carriers and two Capesize bulk carriers showed improvement over the full year of 2003 due to a continuing strong market. These improvements were partially offset in 2004 by poor results from our insurance subsidiary which experienced higher than anticipated hull and machinery claims for the current policy year.
    Depreciation Expense for 2004 was lower primarily as a result of the sale of the Company's multi-purpose vessel during the fourth quarter of 2003. Interest Expense decreased in 2004 due to prepayments and regularly scheduled payments on outstanding debt.
    During 2003, we incurred a loss on early extinguishment of debt of approximately $2.6 million resulting from a "make whole" prepayment penalty and write off of deferred financing charges associated with the necessary prepayment of a loan on the Company's U.S. Flag Coal Carrier in order to correct a technical default as reported in previous filings.
    During December 2004, we entered into an agreement with the Whitney National Bank, who currently provides our $15 million line of credit, to extend the maturity to five years and convert to a $50 million revolving credit facility.
    In November 2004, we entered into an agreement to purchase two used vessels for an aggregate purchase price of approximately $20 million. We took delivery of these vessels in early December 2004. These vessels will enable us to maintain two of our Maritime Security Program contracts.
    On January 6, 2005, we announced the completion of our public offering of $40 million of 6% Convertible Exchangeable Preferred Stock. The preferred stock, which has a liquidation preference of $50 per share, will accrue cumulative quarterly cash dividends from the date of issuance at a rate of 6% per annum. The preferred stock is initially convertible into two million shares of our common stock, equivalent to an initial conversion price of $20.00 per share of our common stock and reflecting a 34% conversion premium to the $14.90 per share closing price of our common stock on the New York Stock Exchange on December 29, 2004. All shares of the preferred stock, which is a new series of our capital stock, were sold. The preferred stock will be listed on the NYSE under the symbol "ISH Pr." We expect that trading in the preferred stock will commence no later than February 7, 2005. A registration statement relating to these securities was filed with the Securities and Exchange Commission.
    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.
    Our common stock is traded on the New York Stock Exchange with the symbol ISH.
    Unaudited results for the periods indicated along with prior year results are (in thousands except share and per share data):



                         Three Months Ended      Twelve Months Ended
                        Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                          2004        2003        2004        2003
                        ----------  ----------  ----------  ----------
Revenues               $   64,007  $   61,952  $  263,490  $  257,813

Operating Expenses:
     Voyage Expenses       54,002      50,716     216,438     204,444
     Vessel and Barge
      Depreciation          4,881       5,055      18,935      20,134
                        ----------  ----------  ----------  ----------

Gross Voyage Profit         5,124       6,181      28,117      33,235
                        ----------  ----------  ----------  ----------

Administrative and
 General Expenses           4,560       3,661      16,236      15,041
(Gain) Loss on Sale of
 Other Assets                   -      (1,103)          7      (1,393)
                        ----------  ----------  ----------  ----------

     Operating Income         564       3,623      11,874      19,587
                        ----------  ----------  ----------  ----------

Interest and Other:
     Interest Expense       2,663       2,900      10,585      12,514
     Loss on Sale of
      Investment                -           -         623           -
     Investment Income       (185)     (1,513)       (691)     (2,162)
     Loss on Early
      Extinguishment of
      Debt                    315           -         361       1,310
                        ----------  ----------  ----------  ----------
                            2,793       1,387      10,878      11,662
                        ----------  ----------  ----------  ----------

(Loss) Income Before
 (Benefit) Provision
 for Income Taxes and
 Equity in Net Income
 of Unconsolidated
 Entities                  (2,229)      2,236         996       7,925
                        ----------  ----------  ----------  ----------

(Benefit) Provision for
 Income Taxes              (8,453)        747      (7,143)      2,856
                        ----------  ----------  ----------  ----------

Equity in Net Income of
 Unconsolidated
 Entities (Net of
 Applicable Taxes)          1,616         162       4,646         422
                        ----------  ----------  ----------  ----------

Net Income             $    7,840  $    1,651  $   12,785  $    5,491
                        ==========  ==========  ==========  ==========


Basic and Diluted
 Earnings Per Share:
     Net Income        $     1.29  $     0.27  $     2.10  $     0.90
                        ==========  ==========  ==========  ==========

Weighted Average Shares of Common Stock
 Outstanding:
     Basic              6,082,887   6,082,887   6,082,887   6,082,887
     Diluted            6,091,657   6,082,887   6,092,302   6,082,887

    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141